Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of FOXO Technologies Inc. of our report dated April 15, 2025 on the consolidated balance sheets of FOXO Technologies Inc. as of December 31, 2024 and 2023 and the related consolidated statements of operation, stockholders’ equity (deficit), and cash flows for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the captions “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

April 24, 2025